FOR IMMEDIATE RELEASE
November 25, 2014
Investor Contact: Martie Edmunds Zakas
Sr. Vice President - Strategy, Corporate Development &
Communications
770-206-4237
mzakas@muellerwp.com

Media Contact: John Pensec
Sr. Director - Corporate Communications & Public Affairs
770-206-4240
jpensec@muellerwp.com

MUELLER WATER PRODUCTS ANNOUNCES SUCCESSFUL DEBT REFINANCING

ATLANTA, November 25, 2014 - Mueller Water Products, Inc. (NYSE: MWA) announced that it has successfully refinanced its long-term debt and reduced its total debt outstanding.
As part of the refinancing transactions, the Company has entered into a new $500 million senior secured term loan bearing interest at LIBOR +325 basis points with a 0.75% LIBOR floor. The new term loan has a “covenant lite” structure and matures on November 25, 2021. The Company expects to make scheduled quarterly principal payments of $1.25 million beginning in March 2015, and may make voluntary prepayments at any time. The term loan was issued at 99.5% of the principal amount.
The Company expects to realize annualized interest expense savings of approximately $22 million, and that total fiscal 2015 interest expense, net will be about $27 million, assuming that LIBOR remains at or below the floor and before the effect of interest rate risk management activities, if any. In fiscal 2014, interest expense, net was $49.6 million.
The Company is using the proceeds from the new $500 million senior secured term loan to fund, in part, its previously announced cash tender offers for any and all of its outstanding 7.375% Senior Subordinated Notes and any and all of its outstanding 8.75% Senior Unsecured Notes, which had an aggregate face value of $545 million. With respect to any notes not tendered, the Company will call the applicable notes and/or satisfy and discharge the related indentures.
The Company expects to record a loss on early extinguishment of debt, including the write-off of all related deferred finance amounts, of approximately $31 million during the quarter ending December 31, 2014. Concurrently with the Company’s entry into the term loan, the Company also amended its ABL Agreement to facilitate the refinancing transactions.
Additional details regarding the Company's new term loan agreement, tender offers and amendment to its ABL Agreement will be set forth in its Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.
This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offers and consent solicitations are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that the Company is distributing to holders of the Notes. The tender offers and consent solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of the Company, the Dealer Manager and Solicitation Agent, the Tender and Information Agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offers or deliver their consent to the proposed amendments.
Forward-Looking Statements
This press release contains certain statements that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements. Examples of forward-looking statements in this press release include, but are not limited to, statements the Company makes regarding expected principal and interest payments on the term loan, the reduction of its interest expense as a result of entering into the term loan, and its fiscal 2015 expected interest expense. Such forward-looking statements are based on certain assumptions and assessments made by the Company in connection with any movements in LIBOR during the term of the term loan and the Company’s experience and perception of current conditions and expected future developments. Due to the floating rate structure of the term loan, interest expense will fluctuate going forward, absent any interest rate risk management activities. Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the other factors that are described in the section entitled "RISK FACTORS" in Item 1A of its most recently filed Annual Report on Form 10-K. Undue reliance should not be placed on any forward-looking statements. The Company does not have any intention or obligation to update forward-looking statements, except as required by law.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. (NYSE:MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, metering products and systems, leak detection and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. The piping component systems produced by Anvil help build connections that last in commercial, industrial and oil & gas applications. Visit us at www.muellerwaterproducts.com.
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